                        OLD MILL PLACE SHOPPING CENTER

                          REAL ESTATE SALE AGREEMENT
                          --------------------------

     THIS REAL ESTATE SALE AGREEMENT (this "Agreement") is made as of the ____ day of March, 1998 ("Effective Date"), by and between FIRST CAPITAL INCOME PROPERTIES, LTD. -- SERIES VIII ("Seller"), a Florida limited partnership with an office at Two North Riverside Plaza, Chicago, Illinois 60606; and CC REALTY FUND, LTD. ("Purchaser"), a Texas limited liability company, with an office at Three Riverway, Suite 670, Houston, Texas 77056.

                                   RECITALS

     A. Seller is the owner of a certain parcel of real estate (the "Real Property") in the City of San Antonio, County of Bexar, State of Texas, which parcel is more particularly described in attached Exhibit A, and upon which is located a retail shopping center commonly known as "Old Mill Place Shopping Center".

     B. Seller is the owner of a leasehold interest (the "Leasehold Interest") in that certain unimproved strip of land (lying between the Real Property and Huebner Road) under that certain lease (the "Strip Lease") by and between Walter
C. Reeves and Adele M. Reeves, as lessor, and Dennis R. 1998, Trustee, as lessee, dated October 4, 1979, recorded in Volume 1958, Page 39, Real Property Records, Bexar County, Texas, refiled and recorded in Volume 2030, Page 430, Real Property Records of Bexar County, Texas, as assigned to Seller.

     C. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Property (as such term is hereinafter defined), each in accordance with and subject to the terms and conditions set forth in this Agreement.

     THEREFORE, in consideration of the above Recitals, the mutual covenants and agreements herein set forth and the benefits to be derived therefrom, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller agree as follows:

     1.   PURCHASE AND SALE

     Subject to and in accordance with the terms and conditions set forth in this Agreement, Purchaser shall purchase from Seller, and Seller shall sell or cause to be sold to Purchaser the Real Property, together with (i) all of Seller's right, title and interest in and to all buildings and improvements located on the Real Property (the "Improvements"); (ii) Seller's right, title and interest in and to the leases (the "Leases") affecting the Real Property or any part thereof; (iii) Seller's right, title and interest in and to the Strip Lease; (iv) the tangible personalty listed on Exhibit B attached hereto (the "Personal Property"); and (v) all right, title and interest of Seller under any and all of the maintenance, service, advertising and other like contracts and agreements (to the extent assignable) with respect to the ownership and operation of the Real Property and/or the Improvements (the "Service Contracts"); all to the extent applicable to the period from and after the Closing (as such term is hereinafter defined); (items (i) through (v) above, together with the Real Property, are collectively referred to in this Agreement as the

"Property"). All of the foregoing expressly excludes all property owned by tenants or other users or occupants of the Property.

     2.   PURCHASE PRICE

     The purchase price to be paid by Purchaser to Seller for the Property is Six Million Two Hundred Thousand and 00/100 Dollars ($6,200,000.00) (the "Purchase Price"). The Purchase Price shall be paid as follows:

          A.   Earnest Money.

               (i) Within three (3) days after the Effective Date, Purchaser shall deliver to Commonwealth Land Title Insurance Company (Attn: Larry Vaughan) of Chicago, Illinois ("Escrowee"), earnest money (the "Earnest Money Deposit") in the sum of One Hundred Thousand Dollars ($100,000.00). The Earnest Money Deposit together with any interest earned thereon, are collectively referred to in this Agreement as the "Earnest Money". The Earnest Money shall be invested as Purchaser so directs. Any and all interest earned on the Earnest Money shall be reported to Purchaser's federal tax identification number. Concurrently with execution of this Agreement, Purchaser and Seller shall execute a joint order escrow agreement in the form of Exhibit C attached hereto.

               (ii) If the transaction closes in accordance with the terms of this Agreement, the Earnest Money shall be delivered by Escrowee to Seller at Closing (as hereinafter defined) as part payment of the Purchase Price. If the transaction fails to close due to a default on the part of Purchaser, the Earnest Money shall be delivered by Escrowee to Seller as liquidated damages pursuant to Section 9 below. If the transaction fails to close due to a default on the part of Seller and Purchaser elects to terminate this Agreement, the Earnest Money shall, subject to compliance with the provisions of Section 11 and
Section 12(G) below, be delivered by Escrowee to Purchaser pursuant to Section 9 below.

          B. Cash at Closing. At Closing, Purchaser shall pay to Seller, by wire transferred current federal funds, an amount equal to the Purchase Price, minus the sum of the Earnest Money which Seller receives at Closing from the Escrowee, and plus or minus, as the case may require, the closing prorations and adjustments to be made pursuant to Section 4(C) below (the "Cash Balance").

     3.   EVIDENCE OF TITLE

          A. Title Examination; Commitment for Title Insurance. Except as otherwise provided in this Section 3, Purchaser shall have until the expiration of the Review Period to examine title to the Property. Seller, within ten (10) business days after the Effective Date, shall cause the Title Insurer to deliver to Purchaser commitments for a Texas standard form Owner's Title Insurance Policy (the "Title Commitment") in the amount of the Purchase Price covering the Real Property and for a Leasehold Owner's Title Policy covering the Leasehold Interest, issued by Commerce Land Title (Attn: Wendy Tise at 281/558-2220), an agent for Commonwealth Land Title Insurance Company (the "Title Insurer").

          B. Survey. Within twenty (20) days of the Effective Date, Seller shall, at its expense, deliver to Purchaser a current survey (the "Survey") of the Property.

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          C.   Title Objections; Cure of Title Objections. Seller shall convey and transfer title to the Real Property, the Improvements, and Leasehold Interest at Closing to the Purchaser, subject only to those title exceptions and survey items which are noted on the attached Exhibit D and to those title exceptions and survey items which are not objected to and removed pursuant to this Section 3(C) (collectively, "Permitted Exceptions"). Purchaser shall have until the expiration of the Review Period to notify Seller, in writing, of such objections as Purchaser may have to anything contained in the Title Commitment or Survey (no objection may be made, however, to the exceptions and items noted on the attached Exhibit D). If Purchaser is first made aware of a Title Commitment exception or Survey item between such date and the Closing, Purchaser shall have five (5) days after it has been made aware of same within which to notify Seller of any such exception or item (other than one on the attached Exhibit D) to which it objects. Any such exception or item not objected to by Purchaser as aforesaid shall become a Permitted Exception. If Purchaser objects to any such exception or item, Seller shall have until Closing (but in any event at least thirty [30] days after it receives notice of Purchaser's objection[s]) to remove any such exception or item by waiver or endorsement by the Title Insurer, and Seller shall be entitled to delay the Closing as necessary therefor. If Seller fails to remove or endorse over, or elects not to remove or endorse over any such exception or item as aforesaid, Purchaser may, as its sole and exclusive remedy, terminate this Agreement and obtain a return of the Earnest Money subject to compliance with Section 11 and Section 12(G) below). If Purchaser does not elect to terminate this Agreement, Purchaser shall consummate the Closing without any adjustment in the Purchase Price and accept title to the Property subject to all such exceptions and items (in which event, all such exceptions and items shall be deemed Permitted Exceptions).

     4.   CLOSING

          A. Closing Date. The "Closing" of the transaction contemplated by this Agreement (that is, the payment of the Purchase Price, the transfer of title to the Property, and the satisfaction of all other terms and conditions of this Agreement) shall occur at the Chicago office of the Seller's counsel at 10:00 a.m. on the thirtieth (30th) day following the expiration of the Review Period, or at such other time and place as Seller and Purchaser shall agree in writing. The "Closing Date" shall be the date of Closing, provided the Cash Balance has been wired to Seller by 12:00 noon on that day, otherwise the Closing Date shall be deemed to be the next business day. If the date for Closing above provided for falls on a Saturday, Sunday or legal holiday, then the Closing Date shall be the next business day.

          B.   Closing Documents.

               (i) Seller. At Closing, Seller shall execute and deliver (or cause Escrowee to deliver) to Purchaser the following:

                    (a) a special warranty deed, subject to Permitted Exceptions, and in form attached hereto as Exhibit E;

                    (b)  a bill of sale in form attached hereto as Exhibit F;

                    (c) a letter advising tenants under the Leases and other parties under the Strip Lease and Service Contracts of the change in ownership of the Property in form attached hereto as Exhibit G;

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          (d)  two (2) counterparts of an assignment and assumption of the
     Leases in form attached hereto as Exhibit H;

          (e) two (2) counterparts of an assignment and assumption of the Service Contracts, to the extent assignable, in form attached hereto as
     Exhibit I;

          (f) two (2) counterparts of an assignment and assumption of the Strip Lease in form attached hereto as Exhibit J;

          (g) the Leases and Service Contracts together with leasing and property files and records in connection with the continued leasing, operation, and maintenance of the Property, all to the extent assignable and in the possession of Seller or The Rubin Organization, Inc. or its affiliate ("Rubin"), which is Seller's management company;

          (h) an affidavit stating, under penalty of perjury, Seller's U.S. taxpayer identification number and that Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code, in the form attached hereto in Exhibit K;

          (i) two (2) counterparts of a closing statement ("Closing Statement") to be prepared by Seller and executed by Seller and Purchaser, setting forth the prorations and adjustments to the Purchase Price as required by
     Section 4 below;

          (j)  the "protected list" described in Section 4(C)(i)(e) below;

          (k) the schedule of past-due rents, if any, described in Section 4(C)(i)(b) below;

          (l) to the extent in Seller's possession, keys to all entrance doors of the Improvements;

          (m) a certified resolution from Seller's general partner authorizing the transactions which are subject to this Agreement and an incumbency certificate executed by an officer of Seller's general partner, verifying the authority of all signatories to the Agreement and the documents executed pursuant thereto; and

          (n) certificates of occupancy, if available in Seller's files on-site at the Property.

       (ii) Purchaser. At Closing, Purchaser shall execute and deliver (or cause Escrowee to deliver) to Seller the following:

          (a)  the Cash Balance;

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          (b) counterparts of the documents described in subsections (c), (d),
     (e) and (f) of Section 4(B)(i) above;

          (c) a release in the form of the attached Exhibit L, duly executed by Purchaser for the benefit of Seller and other entities described therein;

          (d) the Closing Statement; and

          (e) a certified resolution from Purchaser authorizing the transactions which are the subject of this Agreement and an incumbency certificate executed by Purchaser's secretary, verifying the authority of all signatories to this Agreement and the documents executed pursuant thereto.

     C.   Closing Prorations and Adjustments.
          ----------------------------------

     (i) The following items are to be prorated or adjusted (as appropriate) as of the close of business on the Closing Date and reprorated (if necessary) pursuant to Section 4(C)(ii) below, it being understood that for purposes of prorations and adjustments, Seller shall be deemed the owner of the Property on the day before the Closing Date and Purchaser shall be deemed the owner of the Property on and after the Closing Date:

          (a) real estate and personal property taxes and assessments (on the basis of the most recent ascertainable tax bill if the current bill is not then available);

          (b) the "minimum" or "base" rent payable by tenants under the Leases; provided, however, that rent and all other sums which are due and payable to Seller by any tenant but uncollected as of the Closing shall not be adjusted, but Purchaser shall cause the rent and other sums for the period prior to Closing to be remitted to Seller if, as and when collected. At Closing, Seller shall deliver to Purchaser a schedule of all such past due but uncollected rent and other sums owed by tenants. Purchaser shall include the amount of such rent and other sums in the first bills thereafter submitted to the tenants in question after the Closing, and shall continue to do so for twelve (12) months thereafter. (Purchaser hereby covenanting and agreeing not to modify the Leases after Closing to change the date and/or method for payment of amounts attributable to the period prior to Closing until after the occurrence of the reprorations described in Sections 4(C)(iv) below.) Purchaser shall promptly remit to Seller any such rent or other sums paid by scheduled tenants, but only if a deficiency in the then current rent is not thereby created;

          (c) "percentage" or "overage" rent, shall be prorated as follows: percentage rent as collected shall be prorated based upon actual percentage rent payable for such lease year under a Lease based upon the actual sales in each party's respective period of ownership, after taking into account each party's proportionate share of the breakpoint and/or any recaptures for calculating percentage rent under such Lease on the basis of a per diem method of allocation. Upon receipt by Purchaser, Purchaser shall furnish to Seller copies of all sales reports from Tenants relative to the percentage rent, including, without limitation, all sales reports with respect to any

                                       5
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     Tenants whose lease years have expired as of the Closing but whose sales reports were not available on Closing and sales reports of any Tenants whose lease years expire after the Closing, and the amount of any percentage rent shall be paid in accordance with such Tenant's Lease as now existing, and Purchaser shall pay to Seller a pro rata portion of such percentage rent, calculated in the manner provided above, promptly after the date when such rent is received from the Tenant. Notwithstanding the foregoing, the allocation of sales used to compute percentage rent as of the Closing Date shall be based on "number of days" (instead of "actual sales") in the following circumstances: (i) for any Tenant that only reports sales on an annual basis, sales shall be prorated as of the Closing Date in proportion to the relative number of days in that Tenant's lease year occurring prior to and subsequent to the Closing Date; (ii) for any Tenant that only reports sales on a monthly basis, the sales for such Tenant with respect to the month of Closing shall be prorated as of the Closing Date in proportion to the relative number of days in the month of Closing occurring prior and subsequent to the Closing Date; and (iii) for any Tenants that pay percentage rent only (in lieu of minimum or base rent) under its Lease, the sales for such Tenant with respect to the month of Closing shall be prorated as of the Closing Date in proportion to the relative number of days in the month of Closing occurring prior and subsequent to the Closing Date;

          (d) real estate taxes, insurance, and all other charges to or contributions by tenants under the Leases other than Base Rent (such costs and expenses being collectively referred to herein as the "Operating Expenses" and the amount reimbursable by tenants under the Leases being collectively, the "Operating Expense Reimbursements") to the extent delinquent shall be prorated as follows: the amount of Operating Expense Reimbursements to be paid by any tenant shall be paid in accordance with such tenant's Lease as now existing (Purchaser hereby convenanting and agreeing not to modify the Leases after Closing to change the date and/or method for payment of amounts attributable to the period prior to Closing until after the occurrence of the reprorations described in Sections 4[C][iv] below) and Purchaser shall, after Closing, promptly pay to Seller its pro rata portion of such Operating Expense Reimbursements, based upon apportionment being made as of the Closing Date, promptly after the date when such Operating Expense Reimbursement is received from the tenant but only if the applicable tenant is otherwise current in the payment of all obligations due for each successive period following Closing;

          (e) with respect to all leasing costs (including but not limited to tenant improvement costs, abatements, tenant allowances, leasing commissions, and attorneys' fees), Seller shall be responsible for and pay when due all such leasing costs relating to Leases executed prior to the Effective Date (other than costs due upon the exercise of any extension or renewal option after the Effective Date). With respect to tenant improvement costs and/or allowances or leasing commissions relating to Leases and lease amendments executed after the Effective Date ("New Leases"), Seller and Purchaser agree that such leasing costs shall be prorated over the term of any such New Lease with Seller being responsible for a portion of such leasing costs based on the ratio of Base Rent payments received by Seller through the Closing Date to the total Base Rent payable over the term of the particular New Lease and, in the event that Seller has paid or incurred such leasing costs, prior to Closing, Purchaser shall reimburse Seller at Closing for the amount of any such leasing costs, based on the above-described proration. Except as aforesaid, Purchaser will be responsible for and pay when due, if Closing occurs, all such leasing costs (provided that with respect to attorneys' fees, Purchaser shall pay no more than $2,000 per lease) for Leases (and extensions or renewals) executed (or exercised) on and after the Effective Date, if either (x) disclosed in writing to Purchaser in the Leases or otherwise during the Review Period,
     (y) otherwise approved in writing or deemed approved by Purchaser, or (z) disclosed on Exhibit M, which schedule lists those tenants with whom Seller or Rubin has had active negotiations for leasing space at the Property (provided and to the extent the tenants on the aforesaid "protected list" execute a Lease or Lease amendment on or before the one hundred eightieth (180th) day after Closing);

          (f) the amount of unapplied security deposits paid under the Leases shall be credited by Seller to Purchaser at Closing;

          (g) water, sewer, electric, telephone and all other utility and fuel charges, fuel on hand (at cost plus sales tax), and any deposits with utility companies (to the extent possible, utility prorations will be handled by meter readings on the day immediately preceding the Closing
     Date);

          (h) amounts due and prepayments under the Service Contracts;

          (i) amounts due and prepayments under the Strip Lease;

          (j) assignable license and permit fees; and

          (k) other similar items of income and expenses of operation.

     (ii) If any item of income or expense set forth in this Section 4(C) is subject to final adjustment after Closing, then Seller and Purchaser shall make, and each shall be entitled to, an appropriate reproration to each such item promptly when accurate information becomes available. Any such reproration shall be paid promptly in cash to the party entitled thereto, but in no event shall it be paid later than twelve (12) months after the Closing Date.

     (iii) For purposes of this Section 4(C), the amount of any expense credited by one party to the other shall be deemed an expense paid by that party. The terms of this Section 4(C), to the extent they call for adjustments, prorations or payments after Closing, shall survive the Closing.

     (iv) Notwithstanding any other provision of this Section 4(C), Seller shall in all events be entitled to retain Operating Expense Reimbursements paid by Tenants as of the Closing. In the event that the amount of Operating Expense Reimbursements retained by Seller at Closing is less than the amount of Operating Expense Reimbursements to which Seller is entitled after calculation of Seller's share of actual Operating Expenses under this Section 4(C), Purchaser shall (x) the extent such amounts have already been collected by Purchaser from the tenants, promptly remit such amounts to Seller but only if the applicable tenant is otherwise current in the payment of all obligations due for each successive period following Closing, and (y) to the extent such amounts have not yet been collected from tenants, Purchaser shall promptly bill the tenants for

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such amounts and continue to bill such tenants for such amounts each month for six (6) months thereafter, and promptly upon receipt thereof, pay such amounts to Seller. In the event that: (1) the amount credited to Seller by Purchaser at Closing exceeds the amount of the credit that Seller should have received at closing had such actual amounts been available at Closing; and/or (2) the amount of the Operating Expense Reimbursements retained by Seller at Closing exceed the amount of the Operating Expense Reimbursements that Seller should have retained at Closing had the actual amounts of Operating Expenses attributable to Seller been available at Closing, Seller shall remit such excess amounts (net amounts due Seller from any tenant) to Purchaser and Purchaser shall be thereafter obligated to promptly remit the applicable portion to the particular tenants entitled thereto (and Purchaser shall indemnify, defend and hold Seller, its beneficiaries, their partners, and their respective directors, officers, employees and agents, and each of them, harmless from and against any losses, claims, damages and liabilities [including, without limitation, reasonable attorneys' fees and expenses incurred in connection therewith] arising out of or resulting from Purchaser's failure to remit any amounts to tenants received from Seller that Purchaser is obligated to so remit in accordance with this Section 4(C)(iv)).

     D.   Transaction Costs.
          -----------------

          Upon Closing, Seller shall pay the title insurance premiums for basic title insurance and one-half (1/2) of any escrow fees. Purchaser shall pay all title insurance premiums for "extended coverage," affirmative coverage and title endorsements (if any), recording costs and one-half (1/2) of any escrow fees. At Closing, Purchaser shall also reimburse Seller for one-half (1/2) of the cost of the Survey. Seller and Purchaser shall, however, be responsible for the fees of their respective attorneys.

     E.   Possession.
          ----------

          Upon Closing, Seller shall deliver to Purchaser possession of the Property, subject to such matters as are permitted by or pursuant to this Agreement.

  5. OPERATION OF PROPERTY PRIOR TO CLOSING
     --------------------------------------

     A. From the date hereof until the Closing or earlier termination of this Agreement, Seller shall use commercially reasonable efforts to operate and maintain the Property in a manner generally consistent with the manner in which Seller has operated and maintained the Property prior to the date hereof, but in no event shall Seller be obligated to make any capital repairs, replacements or improvements or expend more than $50,000 in repairs.

     B. Seller may modify, extend, renew, cancel or permit the expiration of any Lease, or enter into any proposed Lease, without Purchaser's consent, provided Seller provides Purchaser with notice thereof (and copies of all documentation pertaining thereto) prior to the expiration of Review Period. After the expiration of the Review Period, Seller may not modify, extend, renew, cancel or permit the expiration of any Lease, or enter into any proposed Lease, without Purchaser's prior consent, which may not be unreasonably delayed or withheld. Should Seller seek in writing Purchaser's consent for any such action, Purchaser shall respond in writing to Seller (therein giving consent or specifying the specific nature of Purchaser's objection to the action) within five (5) business days of receipt of Seller's request (accompanied by copies of all documentation pertaining thereto). If Purchaser does not respond within said five (5) business day period, Purchaser shall be deemed conclusively to have consented to the action requested by Seller. Purchaser shall be deemed to approve any amendment (including renewals and expansions) to a Lease which by the terms of such Lease is automatic or which Seller is required to enter into pursuant to the Lease, and any such document shall be deemed an approved New Lease.

     C. From the date hereof until the Closing or earlier termination of this Agreement, Seller shall not remove any item of Personal Property except as may be required for repair or replacement or to retire obsolete property.

     D. From the date hereof until the Closing or earlier termination, Seller shall keep all insurance for the Property in full force and effect in an amount equal to full replacement value.

     E. Neither the existence of any default by any tenant under its Lease nor the default of any party under any Service Contract shall affect the obligations of Purchaser hereunder.

  6. REPRESENTATIONS
     ---------------

     A.   Seller's Representations:
          ------------------------

          (i) Seller is a duly formed and validly existing limited partnership organized under the laws of the State of Florida and is authorized to own and convey title to the Property;

          (ii) Seller has the full legal right, power and authority to execute and deliver this Agreement and all documents now or hereafter to be executed by Seller pursuant hereto, to consummate the transaction contemplated in this Agreement, and to perform its obligations under this Agreement and the foregoing Seller's documents;

          (iii) To the "Actual Knowledge of Seller" (hereafter defined), there are no material service, maintenance, advertising or other contracts or agreements with respect to the ownership and operation of the Property affecting the Property or its operation which will survive Closing, except as listed on the attached Exhibit N;

          (iv) To the Actual Knowledge of Seller, all of the Leases affecting the Property are identified on the schedule of Leases attached to this Agreement as Exhibit O, and the information noted thereon is accurate and complete in all material respects;

          (v) To the Actual Knowledge of Seller, as of the date of this Agreement, Seller has not received from any governmental authority written notice of any violation of any municipal, state or federal law, rule or regulation (including those pertaining to environmental matters) which has not been fully addressed in all material respects, except as set forth on the attached Exhibit P;

          (vi) To the Actual Knowledge of Seller, as of the date of this Agreement, Seller has not received from any governmental authority any written notice of any condemnation of the Property or any part thereof or any pending change in the zoning applicable thereto, whether proposed or pending, except as set forth on Exhibit Q;

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

          (vii) To the Actual Knowledge of Seller, as of the date of this Agreement, Seller has not been served with any litigation which is still pending with respect to the Property that would affect title to the Property after Closing or the enforcement of any of the Leases, except as set forth on Exhibit Q; and

          (viii) Seller has delivered to Purchaser all environmental reports in its possession or control with respect to the Property and to the Actual Knowledge of Seller, Seller has not received any written notice of the presence of hazardous substances at, under on or near the Property in violation of applicable environmental laws.

     B.  Purchaser's Representations and Warranties:
         ------------------------------------------

          (i) Purchaser is a duly formed and validly existing corporation, organized under the laws of Texas.

          (ii) Purchaser has the full legal right, power and authority to execute and deliver this Agreement and all documents now or hereafter to be executed by Purchaser pursuant to this Agreement (collectively, the "Purchaser's Documents"), to consummate the transaction contemplated hereby, and to perform its obligations hereunder and under Purchaser's Documents.

     C. When used in this Agreement, the term "Actual Knowledge of Seller" shall mean and be limited to the actual (and not imputed, implied or constructive) current actual knowledge of George Touras and Andrew Levin. Neither George Touras nor Andrew Levin shall have any personal liability or obligation whatsoever with respect to any of the matters set forth in this Agreement or any of Seller's representations and/or warranties herein being or becoming untrue, inaccurate or incomplete in any respect. Any knowledge of or notice given to any of Seller's other agents, servants or employees shall not be imputed to Seller.

     D. In the event that, prior to Closing, Purchaser obtains notice that, as of Closing, Seller is in breach of any of the representations and warranties, and the Closing occurs, then the representations and warranties shall be deemed to be modified (and, in such event, Seller shall no longer have any liability hereunder with respect to the portion of representation or warranty modified or superseded herein, as applicable).

     E. If any Estoppel Certificate (hereafter defined) contains statements confirming any of the Seller's representations and warranties, then Seller shall be relieved of any liability with respect to such representation and warranty.

     F. As of Closing (but not relating the period thereafter), Seller and Purchaser shall be deemed to remake and restate the representations set forth in this Section 6 above, except these representations may be updated at Closing to reflect current facts and circumstances. Should either party proceed to Closing with the knowledge of the other's violation of any representation contained in this Section 6, that party will be conclusively deemed to have waived any remedy therefor, including any adjustment in Purchase Price.

     G. Any claim for violating the representations set forth in Section 6 above (if and to the extent any such representations are deemed remade and restated as provided in Section 6(D) above) shall survive the Closing, but only for a period of one hundred eighty (180) days thereafter, and not otherwise. Any claim not made within such period shall thereafter be deemed to have lapsed and to be null, void and of no force or effect.

     7.  CASUALTY LOSS AND CONDEMNATION
         ------------------------------

     If, prior to Closing, the Property or any material part thereof shall be condemned, or destroyed or damaged by fire or other casualty, Seller shall promptly so notify Purchaser. In the event the effect of such condemnation or casualty is material (as hereinafter defined), Purchaser shall have the option either to terminate this Agreement or to consummate the transaction contemplated by this Agreement notwithstanding such condemnation, destruction or damage. If Purchaser elects to consummate the transaction contemplated by this Agreement or if a casualty or condemnation is immaterial, Purchaser shall be entitled to receive the condemnation proceeds or settle the loss under all policies of insurance applicable to the destruction or damage and receive the proceeds of insurance applicable thereto as well as the amount of deductible under such policies from Seller, and Seller shall, at Closing, execute and deliver to Purchaser all customary proofs of loss, assignments of claims and other similar items. If Purchaser elects to terminate this Agreement and is not in default hereunder, the Earnest Money shall be returned to Purchaser by the Escrowee, subject to compliance with Section 11 and Section 12(G) below, in which event this Agreement shall, without further action of the parties, become null and void and neither party shall have any further rights or obligations under this Agreement. For purposes of this provision, a condemnation or casualty loss shall be deemed to be "material" if the cost of repairing or restoring the premises in question would be, in the opinion of an architect selected by Seller and reasonably approved by Purchaser, equal to or greater than Three Hundred Thousand Dollars ($300,000.00).

     8.  BROKERAGE
         ---------

     Seller agrees to pay upon Closing, but not otherwise, the brokerage commission due to Marcus & Millichap and pursuant to the terms and conditions of a separate brokerage agreement. Seller and Purchaser shall each indemnify and hold the other harmless from and against any and all claims of all other brokers and finders claiming by, through or under the indemnifying party and in any way related to the sale and purchase of the Property, this Agreement or otherwise, including, without limitation, attorneys' fees and expenses incurred by the indemnified party in connection with such claim.

     9.  DEFAULT AND REMEDIES
         --------------------

     A. Notwithstanding anything to the contrary contained in this Agreement, if Seller fails to perform in accordance with the terms of this Agreement and (1) the Closing does not occur as a result of such failure and (2) Purchaser is not in default hereunder, and such failure continues for ten (10) days after Purchaser has given Seller notice thereof, then, as Purchaser's sole and exclusive remedy hereunder, and at Purchaser's option, either (i) the Earnest Money shall be returned to Purchaser, in which event this Agreement shall be null and void, and neither party shall have any rights or obligations under this Agreement, or (ii) provided an action is filed within thirty (30) days after Purchaser becomes aware of such failure, Purchaser may seek specific performance of Seller's obligation to execute and deliver the conveyance documents required of it in this Agreement, but not damages. Purchaser's failure to seek specific performance as aforesaid shall constitute its election to proceed under clause
(i) above.

     B. If Purchaser fails to perform in accordance with the terms of this Agreement, and (unless such failure consists of a failure to close on the Closing Date) such failure continues for ten (10) days after Seller has given Purchaser notice thereof, the Earnest Money shall be paid to Seller as liquidated damages (except Seller shall be entitled to all remedies at law or in equity for a violation of Section 11, Section 12(G) or Section 12(H) below). Seller and Purchaser acknowledge and agree that (i) the Earnest Money is a reasonable estimate of and bears a reasonable relationship to the damages that would be suffered and costs incurred by Seller as a result of having withdrawn the Property from sale and the failure of Closing to occur due to a default of Purchaser under this Agreement; (ii) the actual damages suffered and costs incurred by Seller as a result of such withdrawal and failure to close due to a default of Purchaser under this Agreement would be extremely difficult and impractical to determine; (iii) Purchaser seeks to limit its liability under this Agreement to the amount of the Earnest Money in the event this Agreement does not close due to a default of Purchaser under this Agreement; and (iv) such amount shall constitute valid liquidated damages.

     C. After Closing, Seller and Purchaser shall, subject to the terms and conditions of this Agreement, have such rights and remedies as are available at law or in equity, but only for such obligations as expressly survive Closing; except that (i) neither Seller nor Purchaser shall be entitled to recover from the other consequential, exemplary, punitive or special damages, and (ii) Purchaser's aforementioned rights and remedies shall be subject to the limitations set forth in Sections 12(J) and 12(M) below.

     10.  CONDITIONS PRECEDENT
          --------------------

     A. As a condition of Closing, Purchaser shall have until thirty (30) days after the Effective Date to inspect and approve the Property (the "Review Period"), subject to Section 11, Section 12(G) and Section 12(H) below. If Purchaser determines that the Property is unsuitable for its purposes, it shall notify Seller of such decision within the Review Period and the Earnest Money (less $100.00 as consideration to Seller for entering into this Agreement) shall be returned to Purchaser. Purchaser's failure to give notice in writing of its disapproval within the Review Period shall be deemed a waiver by Purchaser of the condition contained in this Section 10(A).

     B. As a condition of Closing, Seller shall furnish Purchaser with estoppel certificates ("Estoppel Certificates") from the tenants listed on the attached Exhibit R ("Anchor Tenants") and from tenants occupying not less than 75% of the remaining occupied space. The Estoppel Certificates shall be substantially in the form attached hereto as Exhibit S, or in such other form as the tenant may be permitted to provide by the applicable Lease. To the extent unable to obtain such required Estoppel Certificates, Seller shall be entitled, at its option, to substitute "Landlord Certificates" therefor substantially in the form attached hereto as Exhibit T. Seller's liability under any Landlord Certificate shall terminate upon the sooner of: (i) six (6) months from the Closing Date, and (ii) when Purchaser subsequently receives a required Estoppel Certificate for the applicable tenant. If Purchaser receives an estoppel certificate which contains some, but not all of the matters set forth in the Estoppel Certificate (a "Partial Certificate") and Seller provides a Seller Estoppel Certificate for such tenant, then (i) if the Partial Certificate is received prior to Closing, the Seller Estoppel Certificate may omit matters contained in the Partial Certificate and (ii) if the Partial Certificate is received after Closing, Seller's Estoppel Certificate shall survive as to the matters contained in the Partial Certificate. If any Estoppel Certificate or Landlord Certificates contain statements or allegations that a default or potential default exists on the part of Seller under the Lease in question or contain information inconsistent with any representations of Seller contained in this Agreement and Purchaser elects to close the purchase and sale transaction contemplated herein notwithstanding the existence of such statements, allegations or information, then such Estoppel Certificates and/or Seller Estoppel Certificates shall be deemed acceptable for purposes of this Section 10(B). Notwithstanding the existence of such allegations, statements or information and Seller shall have no liability to Purchaser hereunder with respect to the existence of such allegations, statements or information.

     C. As a condition of Closing, the representations and warranties remade at Closing pursuant to Section 6(C) above shall not be materially and adversely different than the originals.

     D. As a condition of Closing, Purchaser shall receive the title policies described in Section 3.A of this Agreement (or markups thereof), naming Purchaser as the insured, with an aggregate insured amount in the amount of the Purchase Price.

     E. The conditions contained in Sections 10(A), 10(B), and 10(D) above shall be conditions precedent to Closing benefiting the Purchaser. The condition contained in Section 10(C) shall be a condition precedent to Closing benefiting both the Purchaser and the Seller. Upon the failure of a condition precedent, the party benefited by the condition ("Benefited Party") shall have the right, as its sole and exclusive remedy, to either (i) cause the Earnest Money to be returned to Purchaser, upon receipt of which this Agreement shall be null and void and neither party shall have any further rights or obligations hereunder (subject to Section 11 and Section 12(G)) or (ii) consummate the Closing without any adjustment to Purchase Price and waive any potential remedies against the other party to the Agreement ("Other Party") for that failure. With respect to the conditions contained in Sections 10(B) and 10(C), after the Benefited Party is notified in writing (or otherwise learns) of the failure of any such condition, the Benefited Party shall notify the Other Party within five (5) business days (but no later than Closing) whether it elects remedy (i) or (ii) above. If the Benefited Party fails to notify the other party within that period of time, it shall be conclusively deemed to have elected remedy (ii).

     11.  PROPERTY INFORMATION AND CONFIDENTIALITY
          ----------------------------------------

     A. Purchaser agrees that, prior to the Closing, all Property Information (as hereinafter defined), shall be kept strictly confidential and shall not, without the prior consent of Seller, be disclosed by Purchaser or Purchaser's Representatives in any manner whatsoever, in whole or in part, and will not be used by Purchaser or Purchaser's Representatives, directly or indirectly, for any purpose other than evaluating the Property. Moreover, Purchaser agrees that, prior to the Closing, the Property Information will be transmitted only to Purchaser's Representatives who need to know the Property Information for the purpose of evaluating the Property, and who are informed by the Purchaser of the confidential nature of the Property Information and agree to comply with this
Section 11. The provisions of this Section 11(A) shall in no event apply to Property Information which is a matter of public record and shall not prevent Purchaser from complying with laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements.

     B. Purchaser and Seller, for the benefit of each other, hereby agree that between the date of this Agreement and the Closing Date, they will not release or cause or permit to be released any press notices, publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever (except as reasonable in connection with the Estoppel Certificates), the terms, conditions or substance of this Agreement or the transactions contemplated herein, without first obtaining the written consent of the other party hereto. It is understood that the foregoing shall not preclude either party from discussing the substance or any relevant details of the transactions contemplated in this Agreement, subject to the terms of this Section 11, with any of its attorneys, accountants, professional consultants or potential lenders, as the case may be, or prevent either party hereto from complying with applicable laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements.

     C. In the event this Agreement is terminated, Purchaser and Purchaser's Representatives shall promptly return to Seller all originals and copies of the Property Information in the possession of Purchaser and Purchaser's Representatives.

     D. As used in this Agreement, the term "Property Information" shall mean
(i) all information and documents in any way relating to the Property, the operation thereof or the sale thereof (including, without limitation, Leases, Service Contracts, labor contracts and licenses) furnished to, or otherwise made available for review by, Purchaser or its directors, officers, employees, affiliates, partners, brokers, agents, lenders or other representatives, including, without limitation, attorneys, accountants, contractors, consultants, engineers and financial advisors (collectively, "Purchaser's Representatives"), by Seller or any of Seller's Affiliates, and (ii) all analyses, compilations, data, studies, reports or other information or documents prepared or obtained by Purchaser or Purchaser's Representatives containing or based, in whole or in part, on any information or documents described in the preceding clause (i), or investigations, or otherwise reflecting their review or investigation of the Property.

     E. In addition to any other remedies available to Seller, Seller shall have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against Purchaser or Purchaser's Representatives in order to enforce the provisions of this Section 11.

     F. The provisions of this Section 11 shall survive the termination of this Agreement and the Closing.

     12.  MISCELLANEOUS
          -------------

     A. All understandings and agreements heretofore had between Seller and Purchaser with respect to the Property are merged in this Agreement, which alone fully and completely expresses the agreement of the parties.

     B. Neither this Agreement nor any interest hereunder shall be assigned or transferred by Purchaser or Seller, other than to an "related party" thereof, without the prior written consent of the other party, which may not be unreasonably withheld. Upon an assignment of this Agreement by Purchaser: (1) Purchaser shall not be relieved of any subsequently accruing liability under this Agreement, and (2) as used in this Agreement, the term "Purchaser" shall be deemed to include such Permitted Assignee. A "related party" shall mean a partnership, corporation, limited liability company, or other entity in which Purchaser owns greater than a fifty percent (50%) equity interest or is otherwise the general partner, controlling shareholder, managing member or other controlling principal.

     C. This Agreement shall not be modified or amended except in a written document signed by Seller and Purchaser.

     D. Time is of the essence of this Agreement.

     E. This Agreement shall be governed and interpreted in accordance with the laws of the State of Texas.

     F. All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and delivered personally, by certified mail, return receipt requested, postage prepaid, by overnight courier (such as Federal express), or by facsimile transmission (with confirmation of transmission), addressed as follows:

          1.   If to Seller:

               c/o Equity Properties and Development
                 Limited Partnership
               Two North Riverside Plaza
               Suite 600
               Chicago, Illinois  60606
               Attention:  George Touras
               Facsimile number: (312) 454-0826

               With a copy to:

               Rosenberg & Liebentritt, P.C.
               Suite 1600
               Two North Riverside Plaza
               Chicago, Illinois  60606
               Attention:  Doug Lubelchek
               Facsimile number: (312) 454-0335

          2.   If to Purchaser:

               CC Realty Fund, Ltd.
               c/o Clarion Properties, Inc.
               Three Riverway, Suite 670
               Houston, Texas  77056
               Attention:  Douglas E. Engel
               Facsimile number:  (713) 963-8319

               With a copy to:

               Porto, Trueheart, McStay, Darcy & Kennedy, LLC
               5100 Westheimer, Suite 131
               Houston, Texas  77056
               Attention:  John Trueheart
               Facsimile number:  (713) 629-9826

All notices given in accordance with the terms hereof shall be deemed received forty-eight (48) hours after posting, or when delivered personally or otherwise received. Either party hereto may change the address for receiving notices, requests, demands or other communication by notice sent in accordance with the terms of this Section 12(F).

     G. Purchaser's right of inspection pursuant to Section 10 above shall be subject to the rights of tenants under the Leases and other occupants and users of the Property. No inspection shall be undertaken without reasonable prior notice to Seller. Seller shall have the right to be present at any or all inspections. No inspection shall involve the taking of samples or other physically invasive procedures without the prior consent of Seller. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall restore the Property to its condition existing prior to Purchaser's entry thereon and indemnify and hold Seller and Seller's Affiliates, and each of them, harmless from and against any and all losses, claims, damages and liabilities (including, without limitation, attorneys' fees incurred in connection therewith) arising out of or resulting from Purchaser's exercise of its rights under this Agreement, including, without limitation, its right of inspection as provided for in Section 10 above. The terms of this Section 12(G) shall survive the termination of this Agreement and the Closing.

     H. Purchaser or Purchaser's Representatives shall not contact a tenant or prospective tenant for the Property unless Purchaser or Purchaser's Representatives first obtains Seller's prior written approval therefor (not to be unreasonably withheld or delayed). Seller shall have the right to be present for all such tenant interviews.

     I. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT NEITHER SELLER NOR ANY OF SELLER'S AFFILIATES IS MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR

PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE PROPERTY INFORMATION OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY "AS IS, WHERE IS, WITH ALL FAULTS". EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT, PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND NEITHER SELLER NOR ANY OF SELLER'S AFFILIATES IS LIABLE FOR OR BOUND BY, ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGER OF THE PROPERTY, ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, OR ANY THIRD-PARTY, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT. PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER'S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER AND SELLER'S AFFILIATES FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS' FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER OR SELLER'S AFFILIATES AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY. THIS SECTION 12(I) SHALL SURVIVE CLOSING.

     J. In any lawsuit or other proceeding initiated under or with respect to this Agreement, Purchaser and/or Seller waive any right they may have to trial by jury. In addition, the parties waive any right to seek rescission of the transaction provided for in this Agreement. If Seller violates any of its obligations under this Agreement which survive Closing, Seller shall be liable to Purchaser, if at all, only for the amount of any damages, losses, costs and/or expenses incurred by Purchaser resulting from such violation ("Losses") but in no event shall Seller's liability for all Losses in the aggregate be less than Ten Thousand Dollars ($10,000.00)

("Minimum Loss") or exceed Five Hundred Thousand Dollars ($500,000.00) ("Maximum Loss"). Purchaser hereby waives the right to recover from Seller any amounts in respect of Losses less than the Minimum Loss and in excess of the Maximum Loss. Purchaser shall notify Seller promptly of any claim against Seller it may have for Losses. Only those Losses admitted by Seller to exist or proven by Purchaser to exist through the final adjudication thereof in an appropriate judicial proceeding, and not reprorations, shall count toward the Minimum Loss. In addition, Purchaser (waives any claim it may have against Seller for its title warranties to the extent said claim is insured) agrees to first pursue the Title Insurer for any title claim it may have under the title policy issued by the Title Insurer to Purchaser.

     K. If for any reason Purchaser does not consummate the Closing, then Purchaser shall, upon Seller's request, assign and transfer to Seller all of its right, title and interest in and to any and all studies, reports, surveys and other information, data and/or documents relating to the Property or any part thereof prepared by or at the request of Purchaser, its employees and agents, and shall deliver to Seller copies of all of the foregoing.

     L. Seller and Purchaser hereby designate Escrowee to act as and perform the duties and obligations of the "reporting person" with respect to the transaction contemplated by this Agreement for purposes of 26 C.F.R. Section 1.6045-4(e)(5) relating to the requirements for information reporting on real estate transaction closed on or after January 1, 1991. In this regard, Seller and Purchaser each agree to execute at Closing, and to cause the Escrowee to execute at Closing, a Designation Agreement, designating Escrowee as the reporting person with respect to the transaction contemplated by this Agreement.

     M. Purchaser agrees that it does not have and will not have any claims or causes of action against any disclosed or undisclosed partner, affiliate, beneficiary, principal, partner, agent, managing entity, shareholder, director, officer, or employee of Seller (whether direct or indirect), including, without limitation, their attorneys, accountants, consultants, engineers, brokers, and advisors (collectively, "Seller's Affiliates"), arising out of or in connection with this Agreement or the transactions contemplated hereby. Purchaser agrees to look solely to Seller and its assets (exclusive of any right to compel performance of obligations to contribute capital) for the satisfaction of any liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of Seller's Affiliates with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing provisions of this Section 12(M), Purchaser hereby unconditionally and irrevocably waives any and all claims and causes of action of any nature whatsoever it may now or hereafter have against Seller's Affiliates, and hereby unconditionally and irrevocably releases and discharges Seller's Affiliates from any and all liability whatsoever which may now or hereafter accrue in favor of Purchaser against Seller's Affiliates, in connection with or arising out of this Agreement or the transactions contemplated hereby. The provisions of this
Section 12(M) shall survive the termination of this Agreement and the Closing.

     N. Seller shall have the exclusive right to file, control and receive the benefit of any tax appeal for the real estate taxes attributable to the period prior to and including the calendar year 1997. To the extent that Seller shall receive a refund therefor, Seller shall disburse to any tenant not in default under its Lease a portion of such refund as may be due that tenant under its Lease. To the extent that Purchaser's assistance is required in disbursing the refund to the tenants, Purchaser agrees to assist Seller in that regard. Purchaser shall have the exclusive right to file and control any tax appeal for the real estate taxes attributable to the period including the calendar year 1998, but shall keep Seller informed of the progress and outcome of such appeal. To the extent that Purchaser shall receive a refund therefor, Purchaser shall disburse to any tenant not in default under its Lease a portion of such refund as may be due that tenant under its Lease. The remainder of the refund, if any, shall be prorated between Purchaser and Seller as of the proration date provided in
Section 4(C) after deducting therefrom the cost and expenses reasonably incurred in pursuing the appeal and not charged to tenants. The terms of this Section 12(N) shall survive the Closing and the delivery of the deed.

     O. Purchaser hereby covenants with Seller that Purchaser shall, in connection with its investigation of the Property and to the limited extent that Purchaser deems it to be appropriate in its sole discretion, inspect the Property for the presence of Hazardous Substances (as defined by the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and Regulations promulgated thereunder). Purchaser hereby assumes full responsibility for such inspections and, irrevocably waives any claim against Seller and Seller's affiliates arising from the presence of Hazardous Substances on the Property.

     P. This Agreement may be executed in any number of identical counterparts, any or all of which may contain the signatures of less than all of the parties, and all of which shall be construed together as but a single instrument.

     Q. In the event of litigation between the parties with respect to this Agreement or the transaction contemplated hereby, the prevailing party therein shall be entitled to recover from the losing party therein its reasonable attorney's fees and costs of suit. This Section 12(Q) shall survive Closing.

     R. Neither party shall record this Agreement or a memorandum of this Agreement.

     S. Except as specifically provided for herein, the representations, warranties, covenants and agreements of Seller set forth in this Agreement shall not survive the Closing.

     T. Except as specifically provided herein, no third parties shall have the benefit of any of the provisions of this Agreement, nor is this Agreement made with the intent that any person or entity other than Seller and Purchaser shall rely hereon.

     IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Agreement as of the date first above written.


                                 SELLER:

                                 FIRST CAPITAL INCOME PROPERTIES, LTD. --
                                 SERIES VIII, a Florida limited partnership

                                 By: First Capital Financial Corporation, a
                                     Florida corporation, its general partner

                                     By:
                                         ---------------------------------------
                                     Its:
                                         ---------------------------------------


                                 PURCHASER:

                                 CC REALTY FUND, LTD., a Texas limited liability company

                                 By:
                                    --------------------------------------------
                                 Its:
                                     -------------------------------------------

                                 EXHIBITS
                                 --------

                    A - Legal Description
                    B - Personal Property
                    C - Escrow Agreement
                    D - Permitted Exceptions
                    E - Deed
                    F - Bill of Sale
                    G - Letter to Tenants and Vendors
                    H - Assignment of Leases
                    I - Assignment of Contracts
                    J - Assignment of Strip Lease
                    K - FIRPTA Affidavit
                    L - Release
                    M - Protected List
                    N - Service Contracts
                    O - Leases
                    P - Violations
                    Q - Notices
                    R - Major Tenants
                    S - Estoppel Certificate
                    T - Landlord Certificate

                                   EXHIBIT A
                                   ---------

                               LEGAL DESCRIPTION
                               -----------------

                                   EXHIBIT B
                                   ---------

                               PERSONAL PROPERTY
                               -----------------

                                   EXHIBIT C
                                   ---------

                               ESCROW AGREEMENT
                               ----------------

                                   EXHIBIT D
                                   ---------

                             PERMITTED EXCEPTIONS
                             --------------------

1.  Acts of Purchaser, and those claiming by, through and under Purchaser.

2.  General and special taxes and assessments not delinquent as of Closing.

3. Rights of tenants under the Leases, and those claiming by, through and under said tenants.

4. Zoning, building and other governmental and quasi-governmental laws, codes and regulations.

5. Covenants, conditions, restrictions and other matters of record which do not materially and adversely affect the use or value of the property.

6.  Matters which would be disclosed by a survey.

                                   EXHIBIT E
                                   ---------

                                     DEED
                                     ----

                             SPECIAL WARRANTY DEED
                             ---------------------
                                    (Texas)

STATE OF ___________
                      ss:                   KNOW ALL MEN BY THESE PRESENTS THAT:
COUNTY OF _________

     FIRST CAPITAL INCOME PROPERTIES, LTD. SERIES VIII, a Florida limited partnership ("Grantor"), for and in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00) and other good and valuable consideration paid in hand to Grantor by ____________, a _______________ ("Grantee"), whose mailing address is ____________________________, the receipt and sufficiency of which is hereby acknowledged, has SOLD and CONVEYED, and by these presents does GRANT, SELL and CONVEY unto Grantee that certain tract of land located in the City of San Antonio, Bexar County, State of Texas, more particularly described in Exhibit "A" attached hereto as a part hereof ("Real Property"), together with all improvements located thereon and all appurtenances thereunto belonging.

     This conveyance is made by Grantor and accepted by Grantee subject to all matters set forth in the attached Exhibit "B" ("Permitted Exceptions").

     TO HAVE AND TO HOLD the Real Property together with all improvements located thereon and all and singular the rights and appurtenances thereto in anywise belonging, subject to the Permitted Exceptions, unto Grantee, its legal representatives, successors and assigns, and Grantor does hereby bind itself, its legal representatives, successors and assigns, to WARRANT and FOREVER DEFEND all and singular the Real Property unto the Grantee, its legal representatives, successors and assigns, against Grantor and every person whomsoever lawfully claiming or to claim the same or any part thereof, by, through or under Grantor, but not otherwise.

     EXECUTED this __th day of _________, 1998.

                                    SELLER:
                                    FIRST CAPITAL INCOME PROPERTIES, LTD. --
                                    SERIES VIII, a Florida limited partnership

                                    By: First Capital Financial Corporation, a
                                        Florida corporation, its general partner


                                        By:
                                             -----------------------------------
                                        Its:
                                             -----------------------------------
STATE OF ___________
                      ss:
COUNTY OF _________

This instrument was acknowledged before me on __________, 1998 ______________ by _____________, ____________ of First Capital Financial Corporation, general partner of First Capital Income Properties, Ltd.-Series VIII, on behalf of said partnership.


                                    --------------------------------------------
                                                   , Notary Public
                                    ---------------
                                    My commission Expires:
                                                          ----------------------

This Instrument Prepared by:
Douglas Lubelchek
Rosenberg & Liebentritt, P.C.
2 North Riverside Plaza
Suite 1600
Chicago, Illinois  60606

AFTER RECORDING, RETURN TO:

---------------------------
---------------------------
---------------------------
---------------------------

                                   EXHIBIT F
                                   ---------

                                OLD MILL PLACE
                                --------------
                              SAN ANTONIO, TEXAS
                              ------------------

                                 BILL OF SALE


     THIS BILL OF SALE (this "Bill of Sale") is executed as of the ____ day of _________, 1998, by FIRST CAPITAL INCOME PROPERTIES, LTD.-SERIES VIII, a Florida limited partnership ("Seller"), having an office at Two North Riverside Plaza, Chicago, Illinois 60606, in favor of ______________________________________________ ("Purchaser"), having an office at _________________________________________________________.

     1. Property. The "Property" shall mean the real property located in the City of San Antonio, State of Texas, legally described in Exhibit A attached hereto, together with the building, structures and other improvements owned by Assignor and located thereon and commonly known as "Old Mill Place".

     2. Contract. The "Contract" shall mean that certain Real Estate Sale Agreement dated __________________, 1998 by and between Assignor, as Seller, and ___________, as Purchaser, for the purchase and sale of the Property.

     3. Personal Property. The "Personal Property" shall mean the items of personal property set forth in attached Exhibit A.

     4. Sale. For good and valuable consideration received by Seller, the receipt and sufficiency of which are hereby acknowledged, Seller hereby sells, assigns and transfers the Personal Property to Purchaser free of any liens or encumbrances other than those matters set forth on Exhibit B attached hereto (the "Permitted Exceptions"). Seller covenants and agrees to warrant and forever defend title to the Personal Property listed on Exhibit C unto Purchaser against all and every person or persons lawfully claiming the whole or any part thereof by, through or under Seller, and none other, but subject in any event to the Permitted Exceptions. Except as set forth in the two (2) preceding sentences, Seller makes no warranties or representations as to the Personal Property. The Personal Property is transferred "AS IS, WHERE IS" and ALL WARRANTIES OF QUALITY, FITNESS AND MERCHANTABILITY ARE HEREBY EXCLUDED.

     5. Limited Liability. This Assignment is subject to Sections 12.I, 12.J and 12.M of the Contract.

     IN WITNESS WHEREOF, Seller has executed this Bill of Sale the day and year first above written.


                                    SELLER:
                                    FIRST CAPITAL INCOME PROPERTIES, LTD. --
                                    SERIES VIII, a Florida limited partnership

                                    By: First Capital Financial Corporation, a
                                        Florida corporation, its general partner

                                        By:
                                            ------------------------------------
                                        Its:
                                            ------------------------------------


                                    PURCHASER:


                                    --------------------------------------------
                                    By:
                                         ---------------------------------------
                                    Its:
                                         ---------------------------------------

                                   EXHIBIT G
                                   ---------

                                OLD MILL PLACE
                              SAN ANTONIO, TEXAS
Dear ____________:

     This is to advise you that, effective ________________, the undersigned is no longer the owner of Old Mill Place. Old Mill Place has been sold to
_____________________.

     All payments of rent and other charges due under your lease, including the next scheduled installment of rent, should now be paid to _________________ at
______________.

     Any notices or inquiries which you are required or permitted to make in connection with your lease should now be directed to ___________________ at
___________________.

     If applicable, your security deposit (and interest payable thereon, if any) has been transferred to _______________ and it is now responsible for the holding and disposition of your security deposit.

     If you have any questions concerning this notice, please feel free to contact ___________ at ___________________.

                              Very truly yours,

                              FIRST CAPITAL INCOME PROPERTIES, LTD. - SERIES VIII, a Florida limited partnership

                              By:  First Capital Financial Corporation, a
                                   Florida corporation, its Managing General
                                   Partner

                                   By:  ________________________________
                                   Name:  ______________________________
                                   Its:  _______________________________

[to be modified accordingly for
vendors and ground lessor]

                                   EXHIBIT H
                                   ---------

                           ASSIGNMENT AND ASSUMPTION
                        OF LEASES AND SECURITY DEPOSITS

     THIS ASSIGNMENT AND ASSUMPTION OF LEASES AND SECURITY DEPOSITS (this "Assignment") is entered into as of the __th day of __________, 1998, by and between First Capital Income Properties, Ltd.-Series VIII, a Florida limited partnership ("Assignor"), with an office at Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606 and _____________________, a ___________________
("Assignee"), with an office at
________________________________________________.

     1. Property. The "Property" shall mean the real property located in the City of San Antonio, State of Texas, legally described in Exhibit A attached to this Assignment, together with the building, structures and other improvements owned by Assignor and located thereon and commonly known as "Old Mill Place".

     2. Leases. The "Leases" shall mean all leases affecting the Property, or any part thereof, including the leases listed on the schedule attached to this Assignment as Exhibit B. "Lease" shall mean any one of the Leases.

     3. Security Deposits. "Security Deposits" shall mean all unapplied security deposits held by Assignor under the Leases. The Security Deposits are set forth on Exhibit C attached hereto.

     4. Contract. "Contract" shall mean that certain Real Estate Sale Agreement dated _______ ___, 1998 by and between Assignor, as Seller, and _____________, as Purchaser, for the purchase and sale of the Property.

     5. Assignment. For good and valuable consideration received by Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby assigns to Assignee the entire right, title and interest of Assignor in and to the Leases and the Security Deposits as applicable to the period from and after the date hereof.

     6. Assumption. Assignee hereby assumes all of the covenants, agreements and obligations of Assignor under or in connection with the Leases as applicable to the period from and after the date hereof, and Assignee further assumes all liability of Assignor for the proper refund or return of the Security Deposits if, when and as required by the Leases or otherwise by law.

     7. Enforcement. If Assignor or Assignee resorts to a court of law or equity in order to enforce the provisions of this Assignment as against the other, the non-prevailing party shall pay the reasonable attorney's fees and expenses of the prevailing party.

     8. Third Parties. Except as set forth in Section 9 of this Assignment, no third party shall have the benefit of any of the provisions of this Assignment, nor is this Assignment made with the intent that any person or entity other than Assignor or Assignee rely hereon.

     9. Limited Liability. This Assignment is subject to Sections 12.I, 12.J and 12.M of the Contract.

     10. Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment the day and year first above written.

                                  SELLER:

                                  FIRST CAPITAL INCOME PROPERTIES, LTD. --
                                  SERIES VIII, a Florida limited partnership

                                  By:  First Capital Financial Corporation, a
                                       Florida corporation, its general partner

                                       By:______________________________________
                                       Its:_____________________________________

                                  PURCHASER:

                                  ----------------------------------------------
                                  By:___________________________________________
                                  Its:__________________________________________

                                  EXHIBITS

                                   A - Legal Description of the Property
                                   B - Rent Roll
                                   C - Security Deposits

                                   EXHIBIT I
                                   ---------

                ASSIGNMENT AND ASSUMPTION OF SERVICE CONTRACTS
                -----------------------------------------------

     THIS ASSIGNMENT AND ASSUMPTION OF SERVICE CONTRACTS (this "Assignment") is entered into as of the __th day of __________, 1998, by and between First Capital Income Properties, Ltd.-Series VIII, a Florida limited partnership ("Assignor"), with an office at Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606, and _______________________, a ________________ ("Assignee"),
with an office at ______________________________________________

     1. Property. The "Property" shall mean the real property located in the City of San Antonio, State of Texas, legally described in Exhibit A attached to this Assignment, together with the building, structures and other improvements owned by Assignor and located thereon and commonly known as "Old Mill Place".

     2. Service Contracts. "Service Contracts" shall mean the service contracts entered into with respect to the ownership and operation of the Property that Assignee has assumed hereunder. The Service Contracts are listed on Exhibit B attached to this Assignment.

     3. Assignment. For good and valuable consideration received by Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby assigns to Assignee the entire right, title and interest of Assignor in and to the Service Contracts as applicable to the period from and after the date hereof.

     4. Assumption. Assignee hereby assumes all of the covenants, agreements and obligations of Assignor under or in connection with the Service Contracts as applicable to the period from and after the date hereof.

     5. Enforcement. If Assignor or Assignee resorts to a court of law or equity in order to enforce the provisions of this Assignment as against the other, the non-prevailing party shall pay the reasonable attorney's fees and expenses of the prevailing party.

     6. Third Parties. Except as set forth in Section 8 of this Assignment, no third party shall have the benefit of any of the provisions of this Assignment, nor is this Assignment made with the intent that any person or entity other than Assignor or Assignee shall rely hereon.

     7. No Representations or Warranties. This Assignment shall not be construed as a representation or warranty by Assignor as to the transferability of the Service Contracts, and Assignor shall have no liability to Assignee in the event that any or all of the Service Contracts (i) are not transferable to Assignee or (ii) are canceled or terminated by reason of this assignment or any acts of Assignee.

     8. Limited Liability. This Assignment is subject to Section 12.I, 12.J, and 12.M of the Contract.

     9. Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment the day and year first above written.

                                  SELLER:

                                  FIRST CAPITAL INCOME PROPERTIES, LTD. --
                                  SERIES VIII, a Florida limited partnership

                                  By:  First Capital Financial Corporation, a
                                       Florida corporation, its general partner

                                       By:______________________________________
                                       Its:_____________________________________

                                  PURCHASER:


                                  ----------------------------------------------
                                  By:___________________________________________
                                  Its:__________________________________________

                                  EXHIBITS

                             A  -  Legal Description of Property
                             B  -  Service Contracts

                                   EXHIBIT J
                                   ---------

STATE OF _______________
                          ss:
COUNTY OF ______________

                      ASSIGNMENT AND ASSUMPTION OF LEASE
                      ----------------------------------

     THIS ASSIGNMENT AND ASSUMPTION OF LEASE (this "Assignment") is entered into as of the __ day of __________, 1998, by and between First Capital Income Properties, Ltd.-Series VIII, a Florida limited partnership ("Assignor"), with an office at Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606 and ________________________, a _______________________ ("Assignee"), with an office at ________________________________________________.

     1. Lease. The "Lease" shall mean the Lease dated October 4, 1979 between Dennis R. Ronzau, Trustee (as lessee) and Walter Reeves and Adele M. Reeves (as lessor) filed in Volume 1958, Page 39 and refiled in Volume 2030, Page 430 in Deed Records of Bexar County covering property described in Exhibit A attached hereto, as assigned by Dennis R. Ronzau to H/B Associates by Assignment of Lease filed in Volume 1958, Page 43 the Deed Records by Bexar County, Texas as corrected by Corrective Assignment of Lease dated __________, filed in Volume ___, Page ___, and assigned by H/B Associates to Assignor by Assignment of Lessee's Interest in Ground Lease Filed in Volume __, Page __ of Deed Records, Bexar County, Texas.

     2. Contract. "Contract" shall mean that certain Real Estate Sale Agreement dated _______ ___, 1998 by and between Assignor, as Seller, and __________ as Purchaser, for the purchase and sale of the Property.

     3. Assignment. For good and valuable consideration received by Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby assigns to Assignee the entire right, title and interest of Assignor in and to the Lease as applicable to the period from and after the date hereof.

     4. Assumption. Assignee hereby assumes all of the covenants, agreements and obligations of Assignor under or in connection with the Lease as applicable to the period from and after the date hereof.

     5. Enforcement. If Assignor or Assignee resorts to a court of law or equity in order to enforce the provisions of this Assignment as against the other, the non-prevailing party shall pay the reasonable attorney's fees and expenses of the prevailing party.

     6. Third Parties. Except as set forth in Section 7 of this Assignment, no third party shall have the benefit of any of the provisions of this Assignment, nor is this Assignment made with the intent that any person or entity other than Assignor or Assignee rely hereon.

     7. Limited Liability. This Assignment is subject to Sections 12.I, 12.J and 12.M of the Contract.

     8. Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment the day and year first above written.

                                  SELLER:

                                  FIRST CAPITAL INCOME PROPERTIES, LTD. --
                                  SERIES VIII, a Florida limited partnership

                                  By:  First Capital Financial Corporation, a
                                       Florida corporation, its general partner

                                       By:______________________________________
                                       Its:_____________________________________

                                  PURCHASER:


                                  ----------------------------------------------
                                  By:___________________________________________
                                  Its:__________________________________________

                                   EXHIBIT K
                                   ---------
                           NON-FOREIGN CERTIFICATION
                           -------------------------

     1.   The undersigned hereby certifies the following:

          a. That the Transferor, FIRST CAPITAL INCOME PROPERTIES, LTD.-SERIES VIII, a Florida limited partnership, is not a foreign entity (as said term is defined in the Internal Revenue Code and Income Tax Regulations) with respect to the transfer of that certain property known as Old Mill Place (the "Property") legally described in Exhibit A attached hereto and made a part hereof; and

          b. The tax identification number of the Transferor is _________ and the offices of the Transferor are located at Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606.

     2. The Transferor understands that this Certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punishable by fine, imprisonment or both.

          Under penalties of perjury, I declare that I have examined this Certification and to the best of my knowledge and belief, it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Transferor.

Dated the ____ day of ______ 199_
in Cook County, Illinois
                                  FIRST CAPITAL INCOME PROPERTIES, LTD. -
                                  SERIES VIII, a Florida limited partnership

                                  By:  First Capital Financial Corporation, a
                                       Florida corporation, its Managing General
                                       Partner

                                       By:  ____________________________________
                                       Name:____________________________________
                                       Its: ____________________________________

STATE OF ILLINOIS      )
                       )  SS
COUNTY OF COOK         )

     I, ____________________, a Notary Public in and for said County in the State aforesaid, do hereby certify that _______________________, personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he/she, as _______ of First Capital Financial Corporation, managing general partner of FIRST CAPITAL INCOME PROPERTIES, LTD.--SERIES VIII, a Florida limited partnership, signed and delivered said instrument as his/her own free and voluntary act, for the uses and purposes therein set forth.

     Given under my hand and notarial seal this ____ day of _________, 199__.

                                       -----------------------------------------
                                                        Notary Public
My Commission Expires: ___________

                                   EXHIBIT L

                                FORM OF RELEASE
                                ---------------

                               RELEASE AGREEMENT
                               -----------------

     THIS RELEASE AGREEMENT ("AGREEMENT") is made this ____ day of ______________, 1998 by and between FIRST CAPITAL INCOME PROPERTIES, Ltd.-Series VIII ("Seller"), and _________ ("Purchaser"), with respect to the following recitals:

     A. Seller and __________ have entered into that certain Real Estate Sale Agreement dated as of _________, 1998, (the "Sale Agreement"), with respect to, inter alia, that certain real property located in the County of Bexar, State of Texas, as more particularly described in Exhibit A attached hereto, together with the rights, appurtenances and interests related thereto (collectively, the "Real Property"). All initially capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Sale Agreement.

     B. Pursuant to the Sale Agreement, Purchaser has agreed to release Seller from claims arising in connection with the Real Property as more particularly provided in this Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Purchaser hereby agree as follows:

     1. Purchaser and its successors and assigns each hereby forever release, discharge and acquit Seller and Seller's Affiliates and their successors, heirs and assigns, and each of them, (collectively, the "Seller Released Parties"), of and from any and all claims, demands, obligations, liabilities, indebtedness, breaches of contract, breaches of duty or any relationship, acts, omissions, misfeasance, malfeasance, cause or causes of action, debts, sums of money, accounts, compensations, contracts, controversies, promises, damages, costs, losses and expenses, of every kind, nature, description or character, including, without limitation, any which arise out of or relate to the presence at, under, on or near the Real Property of any Hazardous Substance or any hazardous, toxic or radioactive waste or materials, and irrespective of how, why or by reason of what facts, whether heretofore, now existing or hereafter arising, or which could, might or may be claimed to exist, of whatever kind or name, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, including, without limitation, any rights of Purchaser or its successors or assigns under any state or the Federal Comprehensive Environmental Response, Compensation and Liability Act, as amended from time to time, and similar laws, each as though fully set forth herein at length, which in any way arise out of, are connected with or relate to the Real Property. Notwithstanding anything to the contrary contained herein, nothing contained herein shall be deemed or construed to express a release, discharge or acquittance of any of the Seller Released Parties from any of their express obligations under the Sale Agreement or any of the documents executed pursuant to the terms thereof.

     2. Purchaser hereby agrees, represents and warrants that it realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses, which are presently unknown, unanticipated and unsuspected, and it further agrees, represents and warrants that this Agreement has been negotiated and agreed upon in light of that realization and that it nevertheless hereby intends to release, discharge and acquit the Seller Released Parties from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are in any way related to the Real Property except as expressly provided to the contrary in this Agreement. In furtherance of this intention, Purchaser expressly waives any and all rights conferred upon it by any state statute, law or regulation which may provide, in essence, that a general release does not extend to claims which a creditor does not know or suspect to exist in his favor at the time of executing the release.

     3. Purchaser hereby understands and agrees that the acceptance of delivery of this Agreement by Seller shall not be deemed or construed as an admission of liability by Seller, and Seller hereby expressly denies liability of any nature whatsoever arising from or related to the Real Property.

     4. Purchaser hereby agrees, represents and warrants that it has had advice of counsel of its own choosing in negotiations for and the preparation of this Agreement, that it has read this Agreement or has had the same read to it by its counsel, that it has had this Agreement fully explained by such counsel and that it is fully aware of the contents and legal effect of this Agreement.

     5. This Agreement shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, heirs and legatees of all the respective parties hereto.

     6. This Agreement shall be governed by, interpreted under and construed and enforced in accordance with he laws of the State of Texas.

     7. When required by the context of this Agreement, whenever the singular number is used in this Agreement, the same shall include the plural, and the plural shall include the singular, and the masculine general shall include the feminine and neuter genders and vice versa.

     IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Agreement as of the day and year first above written.

                                  SELLER:

                                  FIRST CAPITAL INCOME PROPERTIES, LTD. -
                                  SERIES VIII, a Florida limited partnership

                                  By:  First Capital Financial Corporation, a
                                       Florida corporation, its Managing General
                                       Partner

                                       By:  ____________________________________
                                       Name:____________________________________
                                       Its: ____________________________________


                                  PURCHASER:


                                  ----------------------------------------------
                                  By: __________________________________________
                                  Its:__________________________________________

                                   EXHIBIT M
                                   ---------

                                PROTECTED LIST
                                --------------

                                   EXHIBIT N
                                   ---------

                               SERVICE CONTRACTS
                               -----------------

1. Public Telephone Management Agreement with Intera Communications Corporation dated February 7, 1997.

2.   Waste Service Agreement with Garbage Gobbler dated January 3, 1990.

3.   Maintenance Letter with Ed Poulin dated April 23, 1997.

4. Service Contract with Starbuck Services, Inc. doing business as Grass Works dated May 1, 1997.

                                   SECTION O
                                   ---------

                                    LEASES
                                    ------

                                   SECTION P
                                   ---------

                                  VIOLATIONS
                                  ----------

                                     None

                                   EXHIBIT Q
                                   ---------

                                    NOTICES
                                    -------

                                     None

                                   EXHIBIT R
                                   ---------

                                 MAJOR TENANTS
                                 -------------

                                  Hobby Lobby
                                Hancock Fabrics

                                   EXHIBIT S
                                   ---------

                       FORM TENANT ESTOPPEL CERTIFICATE
                       --------------------------------

----------------------------

----------------------------

----------------------------

----------------------------

----------------------------

First Capital Income Properties Ltd.
Series VIII, a Florida limited partnership
Two North Riverside Plaza
Suite 1000
Chicago, Illinois  60606

Ladies and Gentlemen:

     At the request of First Capital Income Properties, Ltd.-Series VIII, a Florida limited partnership ("Landlord"), made in connection with the proposed sale of the property known as Old Mill Place, San Antonio, Texas, (the "Property") and Landlord's interest in the "Lease" (as hereinafter defined) to ______________ ("Purchaser"), the undersigned hereby certifies to Landlord and Purchaser as follows:

     1. The undersigned is the tenant under a lease with Landlord, dated __________, 19___, [as amended by _________________, dated __________, 19___
(collectively, the "Lease")][(the "Lease")] for the premises ("Premises") described in the Lease.

     2. The Lease sets forth the entire agreement between Landlord and the undersigned with respect to the Premises, is in full force and effect and has not been amended, modified or extended.

     3. Neither Landlord or Tenant has given written notice of default under the Lease and neither is in default (after the giving of any required notice and the expiration of any applicable grace period).

     4. The amount of the security deposit currently held by Landlord under the Lease is $ _______________.

     5. There is no prepaid rent, except $ _____________ [explain to which period and type of rent such prepayment relates].

     6. The undersigned has not assigned any of its interest in the Lease or subleased all or any portion of the Premises, except as follows:
_____________________________.

     7. The undersigned has no defenses, counterclaims, set-offs or concessions against rent or charges due or to become due under the Lease.

     8. The undersigned has accepted the Premises and has commenced payment of full rent.

     9. All tenant improvements and allowances therefor which are to be performed or paid as of the date hereof have been performed or paid.

                                   Very truly yours,

                                   ______________________, Tenant

                                   By: ____________________________________
                                       ___________________, Title
                                       Date: ____________________, 1998

                                   EXHIBIT T
                                   ---------

                       FORM SELLER ESTOPPEL CERTIFICATE
                       --------------------------------

Ladies and Gentlemen:

     Reference is herein made to that certain Real Estate Sale Agreement (the "Agreement") dated ______________, 199___ by and between FIRST CAPITAL INCOME PROPERTIES, LTD.-SERIES VIII, a Florida limited partnership ("Seller"), and __________________________ a _______________________ ("Purchaser"), for the
purchase and sale of the property known as Old Mill Place, San Antonio, Texas (the "Property"). All capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Agreement. Pursuant to Section __ of the Agreement, Seller hereby certifies to Purchaser as follows:

     1. The undersigned is the landlord under a lease with ______________, as tenant (the "Tenant"), dated ____________, 19___, [as amended by ___________, dated __________, 19___ (collectively, the "Lease") [(the "Lease")].

     2. To the Actual Knowledge of Seller, the Lease sets forth the entire agreement between the Seller and the Tenant with respect to the Premises, is in full force and effect and has not been amended, modified or extended.

     3. To the Actual Knowledge of Seller, Seller has not received written notice from the Tenant of any material default by Seller under the Lease which has not been cured as of the date of this certificate.

     4. To the Actual Knowledge of Seller, the amount of the security deposit currently held by Seller under the Lease is $____________.

     5. To the Actual Knowledge of Seller, there is no prepaid rent, except $___________ [explain to which period and type of rent such prepayment relates].

     6. To the Actual Knowledge of Seller, the Tenant has not assigned any of its interest in the Lease or subleased all or any portion of the Premises, except as follows: ______________________.

     7. To the Actual Knowledge of Seller, Tenant has no defenses, counterclaims, set-offs or concessions against rent or charges due under the Lease.

     8. To the Actual Knowledge of Seller, the Tenant has accepted the Premises and has commenced payment of full rent.

     This Certificate is executed by Seller solely for the benefit of Purchaser and no third party shall have the benefit of any of the provisions of this Certificate, nor is this Certificate made with the intent that any person other than Purchaser shall rely thereon.

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

     This Certificate is delivered to Purchaser in connection with, and subject to the terms, provisions and limitations of the Agreement.

     IN WITNESS WHEREOF, Seller has executed this Certificate as of the ____ day of ___________, 1998.


                                  SELLER:

                                  FIRST CAPITAL INCOME PROPERTIES, LTD. --
                                  SERIES VIII, a Florida limited partnership

                                  By:  First Capital Financial Corporation, a
                                       Florida corporation, its general partner


                                       By:  ___________________________________

                                       Its: ___________________________________


                                      T-2